Exhibit 99.1

ALTRIA REPORTS 2025 THIRD-QUARTER AND NINE-MONTHS RESULTS;
ANNOUNCES EXPANDED SHARE REPURCHASE PROGRAM;
NARROWS 2025 FULL-YEAR EARNINGS GUIDANCE

RICHMOND, Va. - October 30, 2025 - Altria Group, Inc. (NYSE: MO) today reports our 2025 third-quarter and nine-months business results, announces the expansion of our existing share repurchase program and narrows our guidance for 2025 full-year adjusted diluted earnings per share (EPS).

“Altria continued to build significant momentum in the third quarter with exciting progress across our businesses,” said Billy Gifford, Altria’s Chief Executive Officer. “Our core tobacco businesses remained resilient; we advanced our smoke-free portfolio; and we opened new pathways for long-term adjacent growth in international modern oral and U.S. non-nicotine innovation.”

“We also continue to demonstrate our commitment to returning value to our shareholders. In August, we announced our 60th dividend increase in 56 years, and yesterday, our Board authorized an expansion of our share repurchase program.”

“We are raising the lower-end of our 2025 full-year guidance and now expect to deliver adjusted diluted EPS in a range of $5.37 to $5.45. This range represents a growth rate of 3.5% to 5.0% from a base of $5.19 in 2024.”

Altria Headline Financials [1]

($ in millions, except per share data)	Q3 2025	Change vs. Q3 2024	Q3 YTD 2025	Change vs. Q3 YTD 2024
Net revenues	$6,072	(3.0)%	$17,433	(3.4)%
Revenues net of excise taxes	$5,251	(1.7)%	$15,060	(1.8)%

Reported tax rate	22.8%	(1.4) pp	26.0%	1.6 pp
Adjusted tax rate [2]	23.1%	(0.7) pp	23.3%	(0.9) pp

Reported diluted EPS	$1.41	5.2%	$3.45	(27.4)%
Adjusted diluted EPS [2]	$1.45	3.6%	$4.12	5.9%
1 “Adjusted” financial measures presented in this release exclude the impact of special items. See “Basis of Presentation” for more information and see the schedules to this press release for reconciliations to corresponding GAAP measures.
2 Prior period amounts have been recast to conform with current period presentation for amortization expense associated with definite-lived intangible assets that were not previously identified as special items and that are now excluded from Altria’s adjusted financial measures. For more information, see 2025 Full-Year Guidance below.

As previously announced, a conference call with the investment community and news media will be webcast on October 30, 2025 at 9:00 a.m. Eastern Time. Access to the webcast is available at www.altria.com/webcasts.
6601 West Broad Street, Richmond VA 23230

Cash Returns to Shareholders
Share Repurchase Program
•In the third quarter, we repurchased 1.9 million shares at an average price of $60.13, for a total cost of $112 million.
•Through the first nine months, we repurchased 12.3 million shares at an average price of $58.08, for a total cost of $712 million.
•Yesterday, our Board of Directors (Board) authorized the expansion of our existing share repurchase program from $1 billion to $2 billion, which now expires on December 31, 2026. Share repurchases depend on marketplace conditions and other factors, and the program remains subject to the discretion of our Board.
Dividends
•We paid dividends of $1.7 billion and $5.2 billion in the third quarter and first nine months, respectively.
•In August, our Board increased our regular quarterly dividend by 3.9%, marking the 60th increase in the past 56 years. Our current annualized dividend rate is $4.24 per share.
•We maintain our progressive dividend goal that targets mid-single digits dividend per share growth annually through 2028. Future dividend payments remain subject to the discretion of our Board.

Smoke-Free Portfolio Update
•on! PLUS
◦Helix recently launched on! PLUS in Florida, North Carolina and Texas in mint, wintergreen and tobacco flavors, each with 6mg, 9mg and 12mg nicotine strengths. We believe on! PLUS is a premium, differentiated product that enhances our oral tobacco portfolio.
•Ploom
◦In August, Horizon submitted a combined premarket tobacco product application and modified risk tobacco product application to the FDA for Ploom and Marlboro heated tobacco sticks.

Strategic Relationship with KT&G Corporation (KT&G)
•We recently announced that we entered into a non-binding Global Collaboration Memorandum of Understanding (MOU) with KT&G, a top-tier global tobacco and consumer products company, to use the companies’ complementary strengths and offerings in the joint pursuit of long-term growth opportunities with international modern oral nicotine products, U.S. non-nicotine products and operating efficiency in traditional tobacco.
•The MOU aligns with Altria’s pursuit of our long-term adjacent growth goals in international innovative smoke-free products and U.S. non-nicotine products that we announced in March 2023.

2025 Full-Year Guidance
We narrow our guidance for 2025 full-year adjusted diluted EPS to be in a range of $5.37 to $5.45, representing a growth rate of 3.5% to 5.0% from a base of $5.19 in 2024. We expect EPS growth to moderate in the fourth quarter as we lap the lower share count associated with the 2024 accelerated share repurchase program completion and the benefit of the Master Settlement Agreement legal fund expiration.
Our guidance contemplates the current estimated impact of increased tariffs on our costs, based on presently available information. In addition, our guidance assumes limited impact on combustible and e-vapor product volumes from enforcement efforts against products that have evaded the regulatory process (illicit) and that NJOY ACE does not return to the marketplace this year. The guidance range also includes the reinvestment of anticipated cost savings related to our previously announced Optimize & Accelerate initiative (Initiative) and lower expected net periodic benefit income.
While our 2025 full-year adjusted EPS guidance accounts for a range of scenarios, the external environment remains dynamic. We will continue to monitor conditions related to (i) the economy, including the cumulative impact of inflation and increased tariffs, (ii) adult tobacco consumer (ATC) dynamics, including purchasing patterns and adoption of smoke-free products, (iii) illicit product enforcement and (iv) regulatory, litigation and legislative developments.
Our 2025 full-year adjusted diluted EPS guidance range includes planned investments in support of our Vision, such as (i) marketplace activities in support of our smoke-free products and (ii) continued smoke-free product research, development and regulatory preparation expenses. This guidance range excludes the per share impacts related to charges associated with our Initiative.
We continue to expect our 2025 full-year adjusted effective tax rate to be in a range of 23% to 24%, our 2025 capital expenditures to be between $175 million and $225 million and our 2025 depreciation and amortization expenses to be approximately $290 million.
Our full-year adjusted diluted EPS guidance range and full-year forecast for our adjusted effective tax rate exclude the impact of certain income and expense items that our management believes are not part of underlying operations. These items may include, for example, loss on early extinguishment of debt, restructuring charges, asset impairment charges, acquisition, disposition and integration-related items, equity investment-related special items, certain income tax items, charges associated with tobacco and health and certain other litigation items, resolutions of certain non-participating manufacturer (NPM) adjustment disputes under the Master Settlement Agreement (NPM Adjustment Items) and amortization of intangibles. Beginning in the first quarter of 2025, we changed our treatment of our amortization of intangibles, which was previously included in our adjusted results, including adjusted net earnings and adjusted diluted EPS, and now treat this expense as a special item and exclude it from our adjusted results. Net revenues generated from these definite-lived intangible assets during the periods presented, if applicable, are included in our adjusted financial measures. See Table 1 below for the income and expense items for the third quarter and first nine months of 2025.
Our management cannot estimate on a forward-looking basis the impact of certain income and expense items, including those items noted in the preceding paragraph, on our reported diluted EPS or our effective tax rate because these items, which could be significant, may be unusual or infrequent, are difficult to predict and may be highly variable. As a result, we do not provide a corresponding U.S. generally accepted accounting principles (GAAP) measure for, or reconciliation to, our adjusted diluted EPS guidance or our adjusted effective tax rate forecast.

ALTRIA GROUP, INC.
See “Basis of Presentation” below for an explanation of financial measures and reporting segments discussed in this release.

Financial Performance
Third Quarter
•Net revenues decreased 3.0% to $6.1 billion, primarily driven by lower net revenues in the smokeable and oral tobacco products segments. Revenues net of excise taxes decreased 1.7% to $5.3 billion.
•Reported diluted EPS increased 5.2% to $1.41, primarily driven by higher reported operating companies income (OCI), fewer shares outstanding, favorable income tax items and lower costs associated with the acquisition of NJOY.
•Adjusted diluted EPS increased 3.6% to $1.45, primarily driven by higher adjusted OCI and fewer shares outstanding.
First Nine Months
•Net revenues decreased 3.4% to $17.4 billion, primarily driven by lower net revenues in the smokeable products segment. Revenues net of excise taxes decreased 1.8% to $15.1 billion.
•Reported diluted EPS decreased 27.4% to $3.45, primarily driven by the 2024 gain on the sale of the IQOS Tobacco Heating System commercialization rights, lower reported OCI (which includes the first quarter 2025 non-cash impairment of the e-vapor reporting unit goodwill and higher costs associated with the acquisition of NJOY, partially offset by the 2024 non-cash impairment of the Skoal trademark), unfavorable ABI-related special items and unfavorable income tax items. These factors were partially offset by fewer shares outstanding, lower change in the fair value of contingent payments associated with the acquisition of NJOY and a lower adjusted tax rate.
•Adjusted diluted EPS increased 5.9% to $4.12, primarily driven by higher adjusted OCI, fewer shares outstanding and a lower adjusted tax rate, partially offset by higher financing costs and lower net periodic benefit income, excluding service cost.

Table 1 - Altria’s Adjusted Results

	Third Quarter			Nine Months Ended September 30,
	2025	2024	Change	2025	2024	Change
Reported diluted EPS	$1.41	$1.34	5.2%	$3.45	$4.75	(27.4)%
NPM Adjustment Items	—	(0.01)		—	(0.01)
Acquisition and disposition-related items	—	0.02		0.05	(1.07)
Asset impairment, exit and implementation costs	—	—		0.53	0.15
Tobacco and health and certain other litigation items	—	0.01		0.02	0.04
Amortization of intangibles	0.02	0.02		0.05	0.05
ABI-related special items	0.02	0.01		0.02	(0.01)
Cronos-related special items	0.01	—		—	0.01
Income tax items	(0.01)	0.01		—	(0.02)
Adjusted diluted EPS [1]	$1.45	$1.40	3.6%	$4.12	$3.89	5.9%
1 Prior period amounts have been recast to conform with current period presentation for amortization expense associated with definite-lived intangible assets that were not previously identified as special items and that are now excluded from Altria’s adjusted financial measures. For further discussion of our special items, see the 2025 Full-Year Guidance section above.
Note: For details of pre-tax, tax and after-tax amounts, see Schedules 6, 7, 8 & 9.

Special Items
The EPS impact of the following special items is shown in Table 1 and Schedules 6, 7, 8 and 9.
Acquisition and Disposition-Related Items
In the first nine months of 2025, we recorded net pre-tax expense items of $96 million (or $0.05 per share), including $71 million related to the International Trade Commission’s (ITC) exclusion order and cease-and-desist orders prohibiting the importation and sale of NJOY ACE in the United States. The expenses related to the ITC orders were partially offset by insurance recoveries from insurance contracts associated with the acquisition of NJOY. Also included is a non-cash, pre-tax charge of $25 million related to a change in the fair value of the contingent payments associated with the acquisition of NJOY.
In the third quarter of 2024, we recorded pre-tax expenses of $44 million (or $0.02 per share) for NJOY acquisition-related costs. In the first nine months of 2024, we recorded net pre-tax income of $2.5 billion (or $1.07 per share) of acquisition and disposition-related items, primarily related to a pre-tax gain of $2.7 billion upon the assignment of the IQOS Tobacco Heating System commercialization rights to Philip Morris International Inc. in April 2024, partially offset by pre-tax expenses associated with the acquisition of NJOY, including a pre-tax charge of $140 million related to a change in the fair value of the contingent payments.
Asset Impairment, Exit and Implementation Costs
In the first nine months of 2025, we recorded pre-tax charges of $916 million (or $0.53 per share), primarily due to a non-cash impairment charge of $873 million to the e-vapor reporting unit goodwill in our all other category. There was no income tax benefit associated with the impairment of the e-vapor reporting unit goodwill because the impairment is non-deductible for tax purposes.
In the first nine months of 2024, we recorded a non-cash, pre-tax charge of $354 million (or $0.15 per share) for an impairment of the Skoal trademark.
Tobacco and Health and Certain Other Litigation Items
In the first nine months of 2025, we recorded pre-tax charges of $48 million (or $0.02 per share) for tobacco and health and certain other litigation items and related interest costs.
In the first nine months of 2024, we recorded pre-tax charges of $90 million (or $0.04 per share) for tobacco and health and certain other litigation items and related interest costs.
Amortization of Intangibles
In the third quarter and first nine months of 2025, we recorded pre-tax amortization expenses of definite-lived intangible assets of $38 million (or $0.02 per share) and $112 million (or $0.05 per share), respectively.
In the third quarter and first nine months of 2024, we recorded pre-tax amortization expenses of definite-lived intangible assets of $38 million (or $0.02 per share) and $102 million (or $0.05 per share), respectively.
ABI-Related Special Items
In the third quarter and first nine months of 2025, we recorded net pre-tax losses of $34 million (or $0.02 per share) and $36 million (or $0.02 per share), respectively, for ABI-related special items, primarily related to mark-to-market losses on certain ABI financial instruments associated with its share commitments.
In the first nine months of 2024, we recorded net pre-tax income of $39 million (or $0.01 per share) for ABI-related special items, primarily related to our pre-tax gain on the sale of a portion of our investment in ABI, net of transaction costs, partially offset by mark-to-market losses on certain ABI financial instruments associated with its share commitments.
The ABI-related special items included our respective share of the amounts recorded by ABI and additional adjustments related to (i) the conversion of ABI-related special items from international financial reporting standards to GAAP and (ii) adjustments to our investment required under the equity method of accounting.
Income Tax Items
In the third quarter of 2025, we recorded income tax items of $20 million (or $0.01 per share), primarily due to an income tax benefit from tax reserves, which includes a favorable rate differential associated with certain cross-border taxes, related to an unfavorable federal court ruling we received in September 2025 concerning a change in the application of foreign attribution rules relevant to our investment in ABI, partially offset by tax expense associated with the increase of a valuation allowance related to our unrecognized capital losses.
In the first nine months of 2024, we recorded income tax items of $41 million (or $0.02 per share), primarily due to an income tax benefit from the partial release of a valuation allowance on our losses related to our former investment in JUUL Labs, Inc., partially offset by interest expense on tax reserves recorded in prior years. The valuation allowance release was due to our capital gain in connection with the sale of a portion of our investment in ABI.

SMOKEABLE PRODUCTS

Revenues and OCI
Third Quarter
•Net revenues decreased 2.8%, primarily driven by lower shipment volume and higher promotional investments, partially offset by higher pricing. Revenues net of excise taxes decreased 1.3%.
•Reported OCI increased 0.2%, primarily driven by higher pricing, lower per unit settlement charges and lower tobacco and health and certain other litigation items, partially offset by lower shipment volume, higher promotional investments, lower NPM Adjustment Items and higher costs.
•Adjusted OCI increased 0.7%, primarily driven by higher pricing and lower per unit settlement charges, partially offset by lower shipment volume, higher promotional investments and higher costs. Adjusted OCI margins increased by 1.3 percentage points to 64.4%.
First Nine Months
•Net revenues decreased 3.6%, primarily driven by lower shipment volume and higher promotional investments, partially offset by higher pricing. Revenues net of excise taxes decreased 1.8%.
•Reported OCI increased 1.9%, primarily driven by higher pricing, lower per unit settlement charges, lower costs and lower tobacco and health and certain other litigation items, partially offset by lower shipment volume, higher promotional investments, 2025 Initiative costs and lower NPM Adjustment Items.
•Adjusted OCI increased 2.5%, primarily driven by higher pricing, lower per unit settlement charges and lower costs, partially offset by lower shipment volume and higher promotional investments. Adjusted OCI margins increased by 2.7 percentage points to 64.4%.

Table 2 - Smokeable Products: Revenues and OCI ($ in millions)

	Third Quarter			Nine Months Ended September 30,
	2025	2024	Change	2025	2024	Change
Net revenues	$5,387	$5,540	(2.8)%	$15,366	$15,941	(3.6)%
Excise taxes	(797)	(888)		(2,299)	(2,630)
Revenues net of excise taxes	$4,590	$4,652	(1.3)%	$13,067	$13,311	(1.8)%

Reported OCI	$2,942	$2,937	0.2%	$8,341	$8,183	1.9%
NPM Adjustment Items	(2)	(23)		(2)	(29)
Asset impairment, exit and implementation costs	12	—		38	—
Tobacco and health and certain other litigation items	4	21		44	59
Adjusted OCI	$2,956	$2,935	0.7%	$8,421	$8,213	2.5%
Reported OCI margins [1]	64.1%	63.1%	1.0 pp	63.8%	61.5%	2.3 pp
Adjusted OCI margins [1]	64.4%	63.1%	1.3 pp	64.4%	61.7%	2.7 pp
1 Reported and adjusted OCI margins are calculated as reported and adjusted OCI, respectively, divided by revenues net of excise taxes.

Shipment Volume
Third Quarter
•Smokeable products segment reported domestic cigarette shipment volume decreased 8.2%, primarily driven by the industry’s decline rate (impacted by the continued growth of flavored disposable e-vapor products, the majority of which we believe have evaded the regulatory process, and discretionary income pressures on ATCs) and retail share losses, partially offset by trade inventory movements.
•When adjusted for trade inventory movements and calendar differences, smokeable products segment domestic cigarette shipment volume decreased by an estimated 9%.

•When adjusted for trade inventory movements, calendar differences and other factors, total estimated domestic cigarette industry volume decreased by an estimated 8%.
•Reported cigar shipment volume increased 2.0%.
First Nine Months
•Smokeable products segment reported domestic cigarette shipment volume decreased 10.6%, primarily driven by the industry’s decline rate (impacted by the continued growth of flavored disposable e-vapor products, the majority of which we believe have evaded the regulatory process, and discretionary income pressures on ATCs), retail share losses and calendar differences, partially offset by trade inventory movements.
•When adjusted for calendar differences and trade inventory movements, smokeable products segment domestic cigarette shipment volume decreased by an estimated 10.5%.
•When adjusted for trade inventory movements, calendar differences and other factors, total estimated domestic cigarette industry volume decreased by an estimated 8.5%.
•Reported cigar shipment volume increased 1.1%.

Table 3 - Smokeable Products: Reported Shipment Volume (sticks in millions)

	Third Quarter			Nine Months Ended September 30,
	2025	2024	Change	2025	2024	Change
Cigarettes:
Marlboro	14,235	16,122	(11.7)%	41,671	47,411	(12.1)%
Other premium	744	824	(9.7)%	2,141	2,397	(10.7)%
Discount	1,213	695	74.5%	2,650	2,181	21.5%
Total cigarettes	16,192	17,641	(8.2)%	46,462	51,989	(10.6)%

Cigars:
Black & Mild	452	443	2.0%	1,335	1,320	1.1%
Other	1	1	—%	2	3	(33.3)%
Total cigars	453	444	2.0%	1,337	1,323	1.1%

Total smokeable products	16,645	18,085	(8.0)%	47,799	53,312	(10.3)%
Note: Cigarettes volume includes domestic units sold as well as promotional units but excludes units not considered domestic, which are not material to our smokeable products segment.

Retail Share and Brand Activity
Third Quarter
•Marlboro retail share of the total cigarette category was 40.4%, a decrease of 1.2 share points versus the prior year and 0.5 share points sequentially. Marlboro share of the premium segment was 59.6%, an increase of 0.3 share points versus the prior year and 0.1 share point sequentially.
•The cigarette industry discount retail share was 32.2%, an increase of 2.4 share points versus the prior year and 1.0 share point sequentially, primarily due to continued discretionary income pressures on ATCs.
First Nine Months
•Marlboro retail share of the total cigarette category was 40.8%, a decrease of 1.1 share points. Marlboro share of the premium segment was 59.5%, an increase of 0.2 share points.
•The cigarette industry discount retail share was 31.4%, an increase of 2.0 share points, primarily due to continued discretionary income pressures on ATCs.

Table 4 - Smokeable Products: Cigarettes Retail Share (percent)

	Third Quarter			Nine Months Ended September 30,
	2025	2024	Percentage point change	2025	2024	Percentage point change
Cigarettes:
Marlboro	40.4%	41.6%	(1.2)	40.8%	41.9%	(1.1)
Other premium	2.2	2.2	—	2.2	2.3	(0.1)
Discount	2.8	1.9	0.9	2.2	1.9	0.3
Total cigarettes	45.4%	45.7%	(0.3)	45.2%	46.1%	(0.9)
Note: Retail share results for cigarettes are based on data from Circana, LLC (Circana) as well as MSAi. Circana maintains a blended retail service that uses a sample of stores and certain wholesale shipments to project market share and depict share trends. This service tracks sales in the food, drug, mass merchandisers, convenience, military, dollar store and club trade classes. For other trade classes selling cigarettes, retail share is based on shipments from wholesalers to retailers through the Store Tracking Analytical Reporting System (STARS), as provided by MSAi. This service is not designed to capture sales through other channels, including the internet, direct mail and some tax-advantaged outlets. It is the standard practice of retail services to periodically refresh their retail scan services, which could restate retail share results that were previously released in these services.

ORAL TOBACCO PRODUCTS

Revenues and OCI
Third Quarter
•Net revenues decreased 4.6%, primarily driven by lower shipment volume and a higher percentage of on! shipment volume relative to MST versus the prior year (mix change), partially offset by higher pricing. Revenues net of excise taxes decreased 4.3%.
•Reported and adjusted OCI decreased 1.1% and 0.9%, respectively, primarily driven by lower shipment volume and mix change, partially offset by higher pricing and lower costs. Adjusted OCI margins increased 2.4 percentage points to 69.2%.
First Nine Months
•Net revenues increased 0.6%, primarily driven by higher pricing, partially offset by lower shipment volume and mix change. Revenues net of excise taxes increased 0.7%.
•Reported OCI increased 39.6%, primarily driven by the 2024 non-cash impairment of the Skoal trademark, higher pricing and lower costs, partially offset by lower shipment volume and mix change.
•Adjusted OCI increased 3.3%, primarily driven by higher pricing and lower costs, partially offset by lower shipment volume and mix change. Adjusted OCI margins increased 1.8 percentage points to 69.0%.

Table 5 - Oral Tobacco Products: Revenues and OCI ($ in millions)

	Third Quarter			Nine Months Ended September 30,
	2025	2024	Change	2025	2024	Change
Net revenues	$689	$722	(4.6)%	$2,096	$2,084	0.6%
Excise taxes	(24)	(27)		(74)	(76)
Revenues net of excise taxes	$665	$695	(4.3)%	$2,022	$2,008	0.7%

Reported OCI	$459	$464	(1.1)%	$1,390	$996	39.6%
Asset impairment, exit and implementation costs	1	—		5	354
Adjusted OCI	$460	$464	(0.9)%	$1,395	$1,350	3.3%
Reported OCI margins [1]	69.0%	66.8%	2.2 pp	68.7%	49.6%	19.1 pp
Adjusted OCI margins [1]	69.2%	66.8%	2.4 pp	69.0%	67.2%	1.8 pp
1 Reported and adjusted OCI margins are calculated as reported and adjusted OCI, respectively, divided by revenues net of excise taxes.

Shipment Volume
Beginning in the first quarter of 2025, our estimated oral tobacco industry volume has been updated for the current and comparable periods to include synthetic oral nicotine pouch products.
Third Quarter
•Oral tobacco products segment reported domestic shipment volume decreased 9.6%, primarily driven by retail share losses, calendar differences, trade inventory movements and other factors, partially offset by the industry’s growth rate. When adjusted for calendar differences and trade inventory movements, oral tobacco products segment shipment volume decreased by an estimated 5.5%.
First Nine Months
•Oral tobacco products segment reported domestic shipment volume decreased 5.2%, primarily driven by retail share losses, calendar differences and other factors, partially offset by the industry’s growth rate and trade inventory movements. When adjusted for calendar differences and trade inventory movements, oral tobacco products segment shipment volume decreased by an estimated 3.5%.
•Total oral industry volume increased by an estimated 14.5% for the six months ended September 30, 2025, primarily driven by growth in oral nicotine pouches, partially offset by declines in MST volumes.

Table 6 - Oral Tobacco Products: Reported Shipment Volume (cans in millions)

	Third Quarter			Nine Months Ended September 30,
	2025	2024	Change	2025	2024	Change
Copenhagen	88.8	101.4	(12.4)%	274.4	304.4	(9.9)%
Skoal	31.0	37.4	(17.1)%	96.6	111.6	(13.4)%
on!	42.2	41.9	0.7%	133.6	116.4	14.8%
Other	16.2	16.4	(1.2)%	47.6	50.0	(4.8)%
Total oral tobacco products	178.2	197.1	(9.6)%	552.2	582.4	(5.2)%
Note: Volume includes cans sold, as well as promotional units, but excludes non-domestic volume, which is currently not material to our oral tobacco products segment. New types of oral tobacco products, as well as new packaging configurations of existing oral tobacco products, may or may not be equivalent to existing MST products on a can-for-can basis. To calculate volumes of cans shipped, one can of oral nicotine pouches, irrespective of the number of pouches in the can, is assumed to be equivalent to one can of MST.

Retail Share and Brand Activity
Beginning in the first quarter of 2025, our reported oral tobacco products segment retail share performance data has been updated for the current and comparable periods to include synthetic oral nicotine pouch products.
Third Quarter
•Total U.S. oral tobacco category share for on! nicotine pouches was 8.7%, a decrease of 0.1 share point versus the prior year and unchanged sequentially.
•The U.S. nicotine pouch category grew to 55.7% of the U.S. oral tobacco category, an increase of 11.1 share points versus the prior year. In addition, on!’s share of the nicotine pouch category was 15.6%, a decrease of 4.1 share points versus the prior year.
First Nine Months
•Total U.S. oral tobacco category share for on! nicotine pouches was 8.7%, an increase of 0.8 share points versus the prior year.
•The U.S. nicotine pouch category grew to 52.4% of the U.S. oral tobacco category, an increase of 10.0 share points versus the prior year. In addition, on!’s share of the nicotine pouch category was 16.6%, a decrease of 2.1 share points versus the prior year.

Table 7 - Oral Tobacco Products: Retail Share (percent)

	Third Quarter			Nine Months Ended September 30,
	2025	2024	Percentage point change	2025	2024	Percentage point change
Copenhagen	14.6%	18.5%	(3.9)	15.8%	19.3%	(3.5)
Skoal	5.6	7.3	(1.7)	6.1	7.7	(1.6)
on!	8.7	8.8	(0.1)	8.7	7.9	0.8
Other	2.2	2.6	(0.4)	2.3	2.6	(0.3)
Total oral tobacco products	31.1%	37.2%	(6.1)	32.9%	37.5%	(4.6)
Note: Our oral tobacco products segment’s retail share results exclude non-domestic volume, which is currently not material to our oral tobacco products segment. Retail share results for oral tobacco products are based on data from Circana, a tracking service that uses a sample of stores to project market share and depict share trends. This service tracks sales in the food, drug, mass merchandisers, convenience, military, dollar store and club trade classes on the number of cans sold. Oral tobacco products are defined by Circana as domestic oral products, in the form of MST and oral nicotine pouch products (inclusive of tobacco-derived and synthetic oral nicotine products). New types of oral tobacco products, as well as new packaging configurations of existing oral tobacco products, may or may not be equivalent to existing MST products on a can-for-can basis. For example one can of oral nicotine pouches, irrespective of the number of pouches in the can, is assumed to be equivalent to one can of MST. Because this service represents retail share performance only in key trade channels, it should not be considered a precise measurement of actual retail share. It is the standard practice of retail services to periodically refresh their retail scan services, which could restate retail share results that were previously released in these services.

Altria’s Profile
We have a leading portfolio of tobacco products for U.S. tobacco consumers age 21+. We are Moving Beyond Smoking™, by responsibly transitioning adult smokers to a smoke-free future, competing vigorously for existing smoke-free adult nicotine consumers and exploring new growth opportunities — beyond the United States and beyond nicotine (Vision). To achieve our Vision, we will pursue initiatives designed to promote the long-term welfare of our company, our stakeholders, society at large and the environment.
Our wholly owned subsidiaries include leading manufacturers of both combustible and smoke-free products. In combustibles, we own Philip Morris USA Inc. (PM USA), the most profitable U.S. cigarette manufacturer, and John Middleton Co. (Middleton), a leading U.S. cigar manufacturer. Our smoke-free portfolio includes ownership of U.S. Smokeless Tobacco Company LLC (USSTC), the leading global moist smokeless tobacco (MST) manufacturer, Helix Innovations LLC (Helix), a leading manufacturer of oral nicotine pouches, and NJOY, LLC (NJOY), an e-vapor manufacturer with products covered by marketing granted orders from the U.S. Food and Drug Administration (FDA).
Additionally, we have a majority-owned joint venture, Horizon Innovations LLC (Horizon), for the U.S. marketing and commercialization of heated tobacco stick products.
Our equity investments include Anheuser-Busch InBev SA/NV (ABI), the world’s largest brewer, and Cronos Group Inc. (Cronos), a leading Canadian cannabinoid company.
The brand portfolios of our operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal®, on!® and NJOY®. Trademarks related to Altria referenced in this release are the property of Altria or our subsidiaries or are used with permission.
Learn more about Altria at www.altria.com and follow us on X (formerly known as Twitter), Facebook and LinkedIn.

Basis of Presentation
We report our financial results in accordance with GAAP. Our management reviews OCI, which is defined as operating income before general corporate expenses and amortization of intangibles, to evaluate the performance of, and allocate resources to, our segments. Our management also reviews certain financial results, including OCI, OCI margins and diluted EPS, on an adjusted basis, which excludes certain income and expense items, including those items noted under “2025 Full-Year Guidance.” Our management does not view any of these special items to be part of our underlying results as they may be highly variable, may be unusual or infrequent, are difficult to predict and can distort underlying business trends and results. Our management believes that adjusted financial measures provide useful additional insight into underlying business trends and results, and provide a more meaningful comparison of year-over-year results. Our management uses adjusted financial measures for planning, forecasting and evaluating business and financial performance, including allocating capital and other resources and evaluating results relative to employee compensation targets. These adjusted financial measures are not required by, or calculated in accordance with, GAAP and may not be calculated the same as similarly titled measures used by other companies. These adjusted financial measures should thus be considered as supplemental in nature and not considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. We provide reconciliations of historical adjusted financial measures to corresponding GAAP measures in this release.
We use the equity method of accounting for our investments in ABI and Cronos and report our share of ABI’s and Cronos’s results using a one-quarter lag because ABI’s and Cronos’s results are not available in time for us to record them in the concurrent period. The one-quarter reporting lag for ABI and Cronos does not affect our cash flows.
Our reportable segments are (i) smokeable products, consisting of combustible cigarettes and machine-made large cigars, and (ii) oral tobacco products, consisting of MST and oral nicotine pouches. We have included results for NJOY, Horizon, Helix International and other business activities, which primarily consists of research and development expense related to certain new product platforms and technologies, in “All Other.” Comparisons are to the corresponding prior-year period unless otherwise stated.

Forward-Looking and Cautionary Statements
This release contains projections of future results and other forward-looking statements that are subject to a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.
Important factors that could cause actual results to differ materially from those contained in the forward-looking statements included in this release are described in our publicly filed reports, including our Annual Report on Form 10-K for the year ended December 31, 2024 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025. These factors and risks include the following:
▪our inability to anticipate and respond to changes in adult tobacco consumer preferences and purchase behavior;
▪our inability to compete effectively;
▪the growth of the e-vapor category, including illicit disposable e-vapor products, which contributes to reductions in domestic cigarette consumption levels and shipment volume;
▪the impact of illicit trade in tobacco products and the sale of products designed to avoid the regulatory framework for tobacco products, each of which contribute to reductions in the consumption levels and shipment volumes of our businesses’ products;
▪our failure to develop and commercialize innovative products, including tobacco products that may reduce health risks relative to other tobacco products and appeal to adult tobacco consumers;
▪changes, including in macroeconomic and geopolitical conditions (including inflation and tariffs), that result in shifts in adult tobacco consumer disposable income and purchasing behavior, including choosing lower-priced and discount brands or products, and reductions in shipment volumes;
▪unfavorable outcomes with respect to litigation proceedings or any governmental investigations, including significant monetary and non-monetary remedies and importation bans;
▪the risks associated with significant federal, state and local government actions, including FDA regulatory actions and inaction, and various private sector actions;
▪the risk that regulators, including the FDA, and courts may interpret laws, rules and regulations applicable to our operating companies’ products differently than we do;
▪increases in tobacco product-related taxes;
▪our failure to complete or manage successfully strategic relationships or transactions, including acquisitions, dispositions, joint ventures and investments in third parties, or realize the anticipated benefits of such transactions;
▪significant changes in price, availability or quality of tobacco, other raw materials or component parts, including as a result of changes in macroeconomic, climate and geopolitical conditions;
▪our reliance on a few significant facilities and a small number of key suppliers, distributors and distribution chain service providers and the risks associated with an extended disruption at a facility or in service by a supplier, distributor or distribution chain service provider;
▪the risk that we may be required to write down goodwill and intangible assets, including trademarks and other intellectual property, due to impairment;
▪the risks associated with our Optimize & Accelerate initiative, including risks relating to business continuity, our internal control over financial reporting and audit procedures and our ability to recognize the expected savings;
▪the risk that we could decide, or be required, to recall products;
▪the various risks related to health epidemics and pandemics and the measures that international, federal, state and local governments, agencies, law enforcement and health authorities implement to address them;
▪our inability to attract and retain a highly skilled workforce due to the decreasing social acceptance of tobacco usage, tobacco control actions and other factors;
▪the risks associated with the various U.S. and foreign laws and regulations to which we are subject due to our international business operations;

▪the risks concerning a challenge to our tax positions, an increase in the income tax rate or other changes to federal or state tax laws;
▪the risks associated with legal and regulatory requirements related to climate change and other environmental sustainability matters;
▪disruption and uncertainty in the credit and capital markets, including risk of losing access to these markets;
▪a downgrade or potential downgrade of our credit ratings;
▪the impact of heightened focus by investors and other stakeholders on our performance relating to corporate responsibility matters;
▪the failure of our, or our key service providers’ or key suppliers’, information systems to function as intended, or cyber-attacks or security breaches affecting us or our key service providers or key suppliers;
▪our failure, or the failure of our key service providers or key suppliers, to comply with laws related to personal data protection, privacy, artificial intelligence and information security;
▪the risk that the expected benefits of our investment in ABI may not materialize in the expected manner or timeframe or at all; and
▪the risks associated with our investment in Cronos, including legal, regulatory and reputational risks and the risk that the expected benefits of the transaction may not materialize in the expected manner or timeframe or at all.
You should understand that it is not possible to predict or identify all factors and risks. Consequently, you should not consider the foregoing list to be complete. We do not undertake to update any forward-looking statement that we may make from time to time except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Source: Altria Group, Inc.	Altria Client Services	Altria Client Services
Mac Livingston, Vice President of Investor Relations	Investor Relations	Media Relations
Richard.M.Livingston@altria.com	804-484-8222	804-484-8897
www.altria.com/contact-us/media

Schedule 1
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings
For the Quarters Ended September 30,
(dollars in millions, except per share data)
(Unaudited)

	2025	2024	% Change

Net revenues	$6,072	$6,259	(3.0)%
Cost of sales [1]	1,439	1,536
Excise taxes on products [1]	821	915
Gross profit	3,812	3,808	0.1%
Marketing, administration and research costs	485	526
Asset impairment and exit costs	2	—
Operating companies income	3,325	3,282	1.3%
Amortization of intangibles	38	38
General corporate expenses	57	92
Operating income	3,230	3,152	2.5%
Interest and other debt expense, net	278	267
Net periodic benefit income, excluding service cost	(16)	(25)
(Income) losses from investments in equity securities [1]	(107)	(116)
Earnings before income taxes	3,075	3,026	1.6%
Provision for income taxes	700	733
Net earnings	$2,375	$2,293	3.6%

Per share data:
Diluted earnings per share	$1.41	$1.34	5.2%

Weighted-average diluted shares outstanding	1,680	1,703	(1.4)%

[1] Cost of sales includes charges for resolution expenses related to state settlement agreements and FDA user fees. Supplemental information concerning those items, excise taxes on products sold and (income) losses from investments in equity securities is shown in Schedule 5.

				Schedule 2
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data
For the Quarters Ended September 30,
(dollars in millions)
(Unaudited)

	Net Revenues
	Smokeable Products	Oral Tobacco Products	All Other	Total
2025	$5,387	$689	$(4)	$6,072
2024	5,540	722	(3)	6,259
% Change	(2.8)%	(4.6)%	(33.3)%	(3.0)%

Reconciliation:
For the quarter ended September 30, 2024	$5,540	$722	$(3)	$6,259
Operations	(153)	(33)	(1)	(187)
For the quarter ended September 30, 2025	$5,387	$689	$(4)	$6,072

	Operating Companies Income (Loss)
	Smokeable Products	Oral Tobacco Products	All Other	Total
2025	$2,942	$459	$(76)	$3,325
2024	2,937	464	(119)	3,282
% Change	0.2%	(1.1)%	36.1%	1.3%

Reconciliation:
For the quarter ended September 30, 2024	$2,937	$464	$(119)	$3,282

NPM Adjustment Items - 2024	(23)	—	—	(23)
Tobacco and health and certain other litigation items - 2024	21	—	—	21
	(2)	—	—	(2)

NPM Adjustment Items - 2025	2	—	—	2
Asset impairment, exit and implementation costs - 2025	(12)	(1)	—	(13)
Tobacco and health and certain other litigation items - 2025	(4)	—	—	(4)
	(14)	(1)	—	(15)
Operations	21	(4)	43	60
For the quarter ended September 30, 2025	$2,942	$459	$(76)	$3,325

			Schedule 3
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings
For the Nine Months Ended September 30,
(dollars in millions, except per share data)
(Unaudited)

	2025	2024	% Change

Net revenues	$17,433	$18,044	(3.4)%
Cost of sales [1]	4,149	4,575
Excise taxes on products [1]	2,373	2,706
Gross profit	10,911	10,763	1.4%
Marketing, administration and research costs	1,502	1,521
Asset impairment and exit costs	3	354
Impairment of goodwill	873	—
Operating companies income	8,533	8,888	(4.0)%
Amortization of intangibles	112	102
General corporate expenses	173	427
Operating income	8,248	8,359	(1.3)%
Interest and other debt expense, net	815	782
Net periodic benefit income, excluding service cost	(45)	(74)
(Income) losses from investments in equity securities [1]	(398)	(530)
Gain on the sale of IQOS System commercialization rights	—	(2,700)
Earnings before income taxes	7,876	10,881	(27.6)%
Provision for income taxes	2,046	2,656
Net earnings	$5,830	$8,225	(29.1)%

Per share data[2]:
Diluted earnings per share	$3.45	$4.75	(27.4)%

Weighted-average diluted shares outstanding	1,685	1,726	(2.4)%

[1] Cost of sales includes charges for resolution expenses related to state settlement agreements and FDA user fees. Supplemental information concerning those items, excise taxes on products sold and (income) losses from investments in equity securities is shown in Schedule 5.

[2] Diluted earnings per share are computed independently for each period. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

				Schedule 4
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data
For the Nine Months Ended September 30,
(dollars in millions)
(Unaudited)

	Net Revenues
	Smokeable Products	Oral Tobacco Products	All Other	Total
2025	$15,366	$2,096	$(29)	$17,433
2024	15,941	2,084	19	18,044
% Change	(3.6)%	0.6%	(100%+)	(3.4)%

Reconciliation:
For the nine months ended September 30, 2024	$15,941	$2,084	$19	$18,044
Acquisition and disposition-related items - 2025	—	—	(42)	(42)
Operations	(575)	12	(6)	(569)
For the nine months ended September 30, 2025	$15,366	$2,096	$(29)	$17,433

	Operating Companies Income (Loss)
	Smokeable Products	Oral Tobacco Products	All Other	Total
2025	$8,341	$1,390	$(1,198)	$8,533
2024	8,183	996	(291)	8,888
% Change	1.9%	39.6%	(100%+)	(4.0)%

Reconciliation:
For the nine months ended September 30, 2024	$8,183	$996	$(291)	$8,888

NPM Adjustment Items - 2024	(29)	—	—	(29)
Asset impairment, exit and implementation costs - 2024	—	354	—	354
Tobacco and health and certain other litigation items - 2024	59	—	—	59
	30	354	—	384

NPM Adjustment Items - 2025	2	—	—	2
Acquisition and disposition-related items - 2025	—	—	(86)	(86)
Asset impairment, exit and implementation costs - 2025	(38)	(5)	(873)	(916)
Tobacco and health and certain other litigation items - 2025	(44)	—	—	(44)
	(80)	(5)	(959)	(1,044)
Operations	208	45	52	305
For the nine months ended September 30, 2025	$8,341	$1,390	$(1,198)	$8,533

Schedule 5
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data
(dollars in millions)
(Unaudited)

	For the Quarters Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
The segment detail of excise taxes on products sold is as follows:

Smokeable products	$797	$888	$2,299	$2,630
Oral tobacco products	24	27	74	76
	$821	$915	$2,373	$2,706

The segment detail of charges for resolution expenses related to state settlement agreements included in cost of sales is as follows:

Smokeable products	$792	$875	$2,278	$2,654
Oral tobacco products	—	3	—	8
	$792	$878	$2,278	$2,662

The segment detail of FDA user fees included in cost of sales is as follows:

Smokeable products	$64	$66	$184	$190
Oral tobacco products	2	2	4	4
	$66	$68	$188	$194

The detail of (income) losses from investments in equity securities is as follows:

ABI	$(123)	$(121)	$(396)	$(555)
Cronos	16	5	(2)	25
	$(107)	$(116)	$(398)	$(530)

		Schedule 6
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share
For the Quarters Ended September 30,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings	Diluted EPS
2025 Net Earnings	$2,375	$1.41
2024 Net Earnings	$2,293	$1.34
% Change	3.6%	5.2%

Reconciliation:
2024 Net Earnings	$2,293	$1.34

2024 NPM Adjustment Items	(15)	(0.01)
2024 Acquisition and disposition-related items	33	0.02
2024 Tobacco and health and certain other litigation items	16	0.01
2024 Amortization of intangibles	31	0.02
2024 ABI-related special items	18	0.01
2024 Cronos-related special items	1	—
2024 Income tax items	11	0.01
Subtotal 2024 special items [1]	95	0.06

2025 NPM Adjustment Items	2	—
2025 Acquisition and disposition-related items	(3)	—
2025 Asset impairment, exit and implementation costs	(10)	—
2025 Tobacco and health and certain other litigation items	(3)	—
2025 Amortization of intangibles	(30)	(0.02)
2025 ABI-related special items	(27)	(0.02)
2025 Cronos-related special items	(18)	(0.01)
2025 Income tax items	20	0.01
Subtotal 2025 special items	(69)	(0.04)

Fewer shares outstanding	—	0.02
Change in tax rate	21	0.01
Operations	35	0.02
2025 Net Earnings	$2,375	$1.41

[1] Prior period amounts have been recast to conform with current period presentation for amortization expense associated with definite-lived intangible assets that were not previously identified as special items and that are now excluded from Altria’s adjusted financial measures.

				Schedule 7
ALTRIA GROUP, INC.
and Subsidiaries
Reconciliation of GAAP and non-GAAP Measures
For the Quarters Ended September 30,
(dollars in millions, except per share data)
(Unaudited)

	Earnings before Income Taxes	Provision for Income Taxes	Net Earnings	Diluted EPS
2025 Reported	$3,075	$700	$2,375	$1.41
NPM Adjustment Items	(2)	—	(2)	—
Acquisition and disposition-related items	1	(2)	3	—
Asset impairment, exit and implementation costs	13	3	10	—
Tobacco and health and certain other litigation items	3	—	3	—
Amortization of intangibles	38	8	30	0.02
ABI-related special items	34	7	27	0.02
Cronos-related special items	18	—	18	0.01
Income tax items	—	20	(20)	(0.01)
2025 Adjusted for Special Items	$3,180	$736	$2,444	$1.45

2024 Reported	$3,026	$733	$2,293	$1.34
NPM Adjustment Items	(21)	(6)	(15)	(0.01)
Acquisition and disposition-related items	44	11	33	0.02
Tobacco and health and certain other litigation items	22	6	16	0.01
Amortization of intangibles	38	7	31	0.02
ABI-related special items	23	5	18	0.01
Cronos-related special items	2	1	1	—
Income tax items	—	(11)	11	0.01
2024 Adjusted for Special Items [1]	$3,134	$746	$2,388	$1.40

2025 Reported Net Earnings and Reported Diluted EPS			$2,375	$1.41
2024 Reported Net Earnings and Reported Diluted EPS			$2,293	$1.34
% Change			3.6%	5.2%

2025 Adjusted Net Earnings and Adjusted Diluted EPS			$2,444	$1.45
2024 Adjusted Net Earnings and Adjusted Diluted EPS			$2,388	$1.40
% Change			2.3%	3.6%

[1] Prior period amounts have been recast to conform with current period presentation for amortization expense associated with definite-lived intangible assets that were not previously identified as special items and that are now excluded from Altria’s adjusted financial measures.

		Schedule 8
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share
For the Nine Months Ended September 30,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings	Diluted EPS[1]
2025 Net Earnings	$5,830	$3.45
2024 Net Earnings	8,225	$4.75
% Change	(29.1)%	(27.4)%

Reconciliation:
2024 Net Earnings	$8,225	$4.75

2024 NPM Adjustment Items	(20)	(0.01)
2024 Acquisition and disposition-related items	(1,849)	(1.07)
2024 Asset impairment, exit and implementation costs	264	0.15
2024 Tobacco and health and certain other litigation items	68	0.04
2024 Amortization of intangibles	85	0.05
2024 ABI-related special items	(30)	(0.01)
2024 Cronos-related special items	20	0.01
2024 Income tax items	(41)	(0.02)
Subtotal 2024 special items[2]	(1,503)	(0.86)

2025 NPM Adjustment Items	2	—
2025 Acquisition and disposition-related items	(80)	(0.05)
2025 Asset impairment, exit and implementation costs	(906)	(0.53)
2025 Tobacco and health and certain other litigation items	(37)	(0.02)
2025 Amortization of intangibles	(92)	(0.05)
2025 ABI-related special items	(28)	(0.02)
2025 Cronos-related special items	(2)	—
2025 Income tax items	7	—
Subtotal 2025 special items	(1,136)	(0.67)

Fewer shares outstanding	—	0.10
Change in tax rate	81	0.04
Operations	163	0.09
2025 Net Earnings	$5,830	$3.45

[1] Diluted earnings per share are computed independently for each period. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.
[2] Prior period amounts have been recast to conform with current period presentation for amortization expense associated with definite-lived intangible assets that were not previously identified as special items and that are now excluded from Altria’s adjusted financial measures.

es) per share attributable to Altria are computed independently for each period. Accordingly, t

				Schedule 9
ALTRIA GROUP, INC.
and Subsidiaries
Reconciliation of GAAP and non-GAAP Measures
For the Nine Months Ended September 30,
(dollars in millions, except per share data)
(Unaudited)

	Earnings before Income Taxes	Provision for Income Taxes	Net Earnings	Diluted EPS[1]
2025 Reported	$7,876	$2,046	$5,830	$3.45
NPM Adjustment Items	(2)	—	(2)	—
Acquisition and disposition-related items	96	16	80	0.05
Asset impairment, exit and implementation costs	916	10	906	0.53
Tobacco and health and certain other litigation items	48	11	37	0.02
Amortization of intangibles	112	20	92	0.05
ABI-related special items	36	8	28	0.02
Cronos-related special items	2	—	2	—
Income tax items	—	7	(7)	—
2025 Adjusted for Special Items	$9,084	$2,118	$6,966	$4.12

2024 Reported	10,881	2,656	8,225	4.75
NPM Adjustment Items	(27)	(7)	(20)	(0.01)
Acquisition and disposition-related items	(2,513)	(664)	(1,849)	(1.07)
Asset impairment, exit and implementation costs	354	90	264	0.15
Tobacco and health and certain other litigation items	90	22	68	0.04
Amortization of intangibles	102	17	85	0.05
ABI-related special items	(39)	(9)	(30)	(0.01)
Cronos-related special items	22	2	20	0.01
Income tax items	—	41	(41)	(0.02)
2024 Adjusted for Special Items[2]	$8,870	$2,148	$6,722	$3.89

2025 Reported Net Earnings and Reported Diluted EPS			$5,830	$3.45
2024 Reported Net Earnings and Reported Diluted EPS			$8,225	$4.75
% Change			(29.1)%	(27.4)%

2025 Adjusted Net Earnings and Adjusted Diluted EPS			$6,966	$4.12
2024 Adjusted Net Earnings and Adjusted Diluted EPS			$6,722	$3.89
% Change			3.6%	5.9%

[1] Diluted earnings per share are computed independently for each period. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.
[2] Prior period amounts have been recast to conform with current period presentation for amortization expense associated with definite-lived intangible assets that were not previously identified as special items and that are now excluded from Altria’s adjusted financial measures.

1 Basic and diluted earnings (losses) per share attributable to Altria are computed independently for each period. Accordingly,

				Schedule 10
ALTRIA GROUP, INC.
and Subsidiaries
Reconciliation of GAAP and non-GAAP Measures
For the Year Ended December 31, 2024
(dollars in millions, except per share data)
(Unaudited)

	Earnings before Income Taxes	Provision for Income Taxes	Net Earnings	Diluted EPS
2024 Reported	$13,658	$2,394	$11,264	$6.54
NPM Adjustment Items	(27)	(7)	(20)	(0.01)
Acquisition, disposition and integration-related items	(2,527)	(665)	(1,862)	(1.08)
Asset impairment, exit and implementation costs	422	107	315	0.18
Tobacco and health and certain other litigation items	101	25	76	0.04
Amortization of intangibles	139	24	115	0.07
ABI-related special items	2	—	2	—
Cronos-related special items	18	3	15	0.01
Income tax items	—	969	(969)	(0.56)
2024 Adjusted for Special Items [1]	$11,786	$2,850	$8,936	$5.19

[1] Prior period amounts have been recast to conform with current period presentation for amortization expense associated with definite-lived intangible assets that were not previously identified as special items and that are now excluded from Altria’s adjusted financial measures.

		Schedule 11
ALTRIA GROUP, INC.
and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in millions)
(Unaudited)

	September 30, 2025	December 31, 2024
Assets
Cash and cash equivalents	$3,472	$3,127
Inventories	1,065	1,080
Other current assets	582	306
Property, plant and equipment, net	1,617	1,617
Goodwill and other intangible assets, net	18,938	19,918
Investments in equity securities	8,385	8,195
Other long-term assets	949	934
Total assets	$35,008	$35,177

Liabilities and Stockholders’ Equity (Deficit)
Current portion of long-term debt	$1,569	$1,527
Accrued settlement charges	1,887	2,354
Other current liabilities	4,830	4,900
Long-term debt	24,132	23,399
Deferred income taxes	3,462	3,749
Accrued pension costs	133	136
Accrued postretirement health care costs	931	935
Other long-term liabilities	660	365
Total liabilities	37,604	37,365
Total stockholders’ equity (deficit) attributable to Altria	(2,646)	(2,238)
Noncontrolling interest	50	50
Total liabilities and stockholders’ equity (deficit)	$35,008	$35,177

Total debt	$25,701	$24,926

							Schedule 12
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data for Special Items
For the Quarters Ended September 30,
(dollars in millions)
(Unaudited)

	Cost of Sales	Marketing, administration and research costs	Amortization of intangibles	Asset impairment and exit costs	General corporate expenses	Interest and other debt (income) expense, net	(Income) losses from investments in equity securities
2025 Special Items - (Income) Expense
NPM Adjustment Items	$(2)	$—	$—	$—	$—	$—	$—
Acquisition and disposition-related items	—	—	—	—	1	—	—
Asset impairment, exit and implementation costs	—	11	—	2	—	—	—
Tobacco and health and certain other litigation items	—	4	—	—	(1)	—	—
Amortization of intangibles	—	—	38	—	—	—	—
ABI-related special items	—	—	—	—	—	—	34
Cronos-related special items	—	—	—	—	—	—	18

2024 Special Items - (Income) Expense [1]
NPM Adjustment Items	$(23)	$—	$—	$—	$—	$2	$—
Acquisition and disposition-related items	—	—	—	—	44	—	—
Tobacco and health and certain other litigation items	—	21	—	—	—	1	—
Amortization of intangibles	—	—	38	—	—	—	—
ABI-related special items	—	—	—	—	—	—	23
Cronos-related special items	—	—	—	—	—	—	2

Note: This schedule is intended to provide supplemental financial data for certain income and expense items that management believes are not part of underlying operations and their presentation in Altria’s consolidated statements of earnings. This schedule is not intended to provide, or reconcile, non-GAAP financial measures.
1 Prior period amounts have been recast to conform with current period presentation for amortization expense associated with definite-lived intangible assets that were not previously identified as special items and that are now excluded from Altria’s adjusted financial measures.

										Schedule 13
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data for Special Items
For the Nine Months Ended September 30,
(dollars in millions)
(Unaudited)
	Net Revenues	Cost of Sales	Marketing, administration and research costs	Amortization of intangibles	Asset impairment and exit costs	Impairment of goodwill	General corporate expenses	Interest and other debt (income) expense, net	(Income) losses from investments in equity securities	Gain on the sale of IQOS System commercialization rights
2025 Special Items - (Income) Expense
NPM Adjustment Items	$—	$(2)	$—	$—	$—	$—	$—	$—	$—	$—
Acquisition and disposition-related items	42	44	—	—	—	—	10	—	—	—
Asset impairment, exit and implementation costs	—	—	40	—	3	873	—	—	—	—
Tobacco and health and certain other litigation items	—	—	44	—	—	—	—	4	—	—
Amortization of intangibles	—	—	—	112	—	—	—	—	—	—
ABI-related special items	—	—	—	—	—	—	(1)	—	37	—
Cronos-related special items	—	—	—	—	—	—	—	—	2	—

2024 Special Items - (Income) Expense [1]
NPM Adjustment Items	$—	$(29)	$—	$—	$—	$—	$—	$2	$—	$—
Acquisition and disposition-related items	—	—	—	—	—	—	187	—	—	(2,700)
Asset impairment, exit and implementation costs	—	—	—	—	354	—	—	—	—	—
Tobacco and health and certain other litigation items	—	—	59	—	—	—	30	1	—	—
Amortization of intangibles	—	—	—	102	—	—	—	—	—	—
ABI-related special items	—	—	—	—	—	—	59	3	(101)	—
Cronos-related special items	—	—	—	—	—	—	—	—	22	—
Note: This schedule is intended to provide supplemental financial data for certain income and expense items that management believes are not part of underlying operations and their presentation in our consolidated statements of earnings. This schedule is not intended to provide, or reconcile, non-GAAP financial measures.
1 Prior period amounts have been recast to conform with current period presentation for amortization expense associated with definite-lived intangible assets that were not previously identified as special items and that are now excluded from Altria’s adjusted financial measures.